                       SUPPLEMENT, DATED APRIL 19, 1999,
             TO THE U.S. OFFER TO PURCHASE, DATED FEBRUARY 25, 1999
                       DUKE ENERGY INTERNATIONAL, L.L.C.
                      A WHOLLY-OWNED, INDIRECT SUBSIDIARY
                                       OF
                            DUKE ENERGY CORPORATION
         HAS INCREASED THE PRICE OF ITS U.S. OFFER TO PURCHASE FOR CASH
             SHARES OF COMMON STOCK AND AMERICAN DEPOSITARY SHARES
                                       OF
                     EMPRESA NACIONAL DE ELECTRICIDAD S.A.
                                       TO
              CHILEAN PESOS 275 NET PER SHARE OF COMMON STOCK AND
             CHILEAN PESOS 8,250 NET PER AMERICAN DEPOSITARY SHARE
    (EACH AMERICAN DEPOSITARY SHARE REPRESENTING 30 SHARES OF COMMON STOCK)
                                      AND
                HAS INCREASED THE AGGREGATE NUMBER OF SHARES OF
                  COMMON STOCK AND AMERICAN DEPOSITARY SHARES
     REPRESENTING SHARES OF COMMON STOCK THAT IT HAS OFFERED TO PURCHASE TO
                       602,828,970 SHARES OF COMMON STOCK

  THE U.S. OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, APRIL 29, 1999, UNLESS THE U.S. OFFER
                                  IS EXTENDED.

THE OFFER (REFERRED TO HEREIN AS THE 'U.S. OFFER') IS BEING MADE BY DUKE ENERGY INTERNATIONAL, L.L.C (THE 'PURCHASER') IN CONJUNCTION WITH AN OFFER (THE
 'CHILEAN OFFER' AND, TOGETHER WITH THE U.S. OFFER, THE 'OFFERS') BY DUKE
   ENERGY INVERSIONES UNO LIMITADA, AN AFFILIATE OF THE PURCHASER ('DUKE CHILE'), TO PURCHASE 4,318,223,786 SHARES OF COMMON STOCK, NO PAR VALUE
    (THE 'SHARES'), OF EMPRESA NACIONAL DE ELECTRICIDAD S.A. (THE
     'COMPANY'). THE U.S. OFFER IS OPEN TO ALL HOLDERS OF AMERICAN
     DEPOSITARY SHARES ('ADSs') AND TO ALL HOLDERS OF SHARES WHO ARE NOT
      CHILEAN PERSONS (AS DEFINED). HOLDERS OF SHARES WHO ARE NOT
       CHILEAN PERSONS WILL NOT BE PERMITTED TO TENDER THEIR SHARES IN
                               THE CHILEAN OFFER.

THE CHILEAN OFFER WILL BE EFFECTED PURSUANT TO AN AUCTION TRANSACTION ON THE BOLSA ELECTRONICA DE CHILE (THE 'ELECTRONIC STOCK EXCHANGE'), COMMONLY
 REFERRED TO AS A 'REMATE' (THE 'CHILEAN AUCTION'). DUKE CHILE WILL PURCHASE
   SHARES DURING, BUT OUTSIDE OF, THE U.S. OFFER PURSUANT TO THE CHILEAN AUCTION. THESE PURCHASES MAY BE MADE AT PRICES HIGHER THAN THE U.S. OFFER
    PRICE. HOWEVER, IF PURCHASES ARE MADE AT A HIGHER PRICE, THEN, PRIOR TO
     THE EXPIRATION OF THE U.S. OFFER, THE U.S. OFFER PRICE WILL BE INCREASED TO THE HIGHEST PRICE PAID BY DUKE CHILE IN THE CHILEAN
                                    AUCTION.

THE U.S. OFFER IS SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING THE PURCHASE IN THE CHILEAN AUCTION BY DUKE CHILE OF AT LEAST 3,680,947,436 SHARES (THE
   'AUCTION CONDITION'). THE U.S. OFFER IS SUBJECT TO OTHER CUSTOMARY
      TERMS AND CONDITIONS. PLEASE SEE SECTION 15 OF THE U.S. OFFER TO
          PURCHASE AND SECTION 7 OF THIS SUPPLEMENT.

    To assist you in connection with the U.S. Offer, please contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Additional copies of the U.S. Offer to Purchase, this Supplement, the revised Form of Acceptance, the revised ADS Letter of Transmittal and the revised ADS Notice of Guaranteed Delivery also may be obtained from the Information Agent, the Dealer Manager, brokers, dealers, commercial banks or trust companies.

                   The Dealer Manager for the U.S. Offer is:

                 [CREDIT SUISSE FIRST BOSTON CORPORATION LOGO]

                             IMPORTANT INFORMATION

     TENDERS BY HOLDERS OF SHARES. Any holder of Shares of the Company desiring to tender all or any portion of the Shares owned by such holder in the U.S. Offer should either (1) complete and sign one of the Forms of Acceptance which accompany the U.S. Offer to Purchase or this Supplement (or a copy thereof) in accordance with the instructions in the Forms of Acceptance and either (i) mail or deliver such Form of Acceptance together with the Titulo(s) (certificate(s) of title) evidencing such tendered Shares and all other required documents to Harris Trust Company of New York, as receiving agent for the U.S. Offer (the 'RECEIVING AGENT'), (ii) hand deliver such Form of Acceptance together with the Titulos evidencing such tendered shares and all other required documents to Banchile Corredores de Bolsa ('BANCHILE') at Agustinas 975, 2nd floor, Santiago de Chile, or (iii) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 of the U.S. Offer to Purchase as modified by
Section 2 of this Supplement or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such Shares. If the Purchaser is required to accept for payment tendered Shares and/or ADSs on a pro rata basis because more than 602,828,970 Shares are validly tendered prior to the Expiration Date and not properly withdrawn, Shares will be purchased only in multiples of 30 Shares.

     TENDERS BY HOLDERS OF ADSs. Any holder of ADSs desiring to tender all or any portion of the ADSs owned by such holder should either (1) complete and sign one of the ADS Letters of Transmittal (or a copy thereof) which accompany the U.S. Offer to Purchase or this Supplement in accordance with the instructions contained in the ADS Letters of Transmittal and mail or deliver such ADS Letter of Transmittal together with the American Depositary Receipts (the 'ADRs') evidencing tendered ADSs and all other required documents to the Receiving Agent or tender such ADSs pursuant to the procedures for book-entry transfer set forth in 'Section 4. Procedure for Accepting the U.S. Offer -- Holders of Endesa-Chile ADSs' of the U.S. Offer to Purchase or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A holder having ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender such ADSs. Any holder of ADSs who desires to tender ADSs and whose certificates evidencing such ADSs are not immediately available and cannot deliver such ADSs and all other required documents to the Receiving Agent by the expiration of the U.S. Offer or who cannot comply with the procedures for book-entry transfer on a timely basis must tender such ADSs pursuant to the guaranteed delivery procedure set forth in Section 4 of the U.S. Offer to Purchase as modified by Section 2 of this Supplement.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

INTRODUCTION................................................................................................    1
    1.     Amended Terms of the U.S. Offer..................................................................    1
    2.     Procedure for Tendering Shares and ADSs..........................................................    2
    3.     Price Range of Shares and ADSs; Dividends........................................................    3
    4.     Source and Amount of Funds.......................................................................    3
    5.     Background of the Offers; Past Contracts, Transactions or Negotiations With the Company..........    3
    6.     Purpose of the Offers; Plans for the Company.....................................................    4
    7.     Certain Conditions to the U.S. Offer.............................................................    4
    8.     Certain Legal Matters; Regulatory Approvals......................................................
    9.     Fees and Expenses................................................................................    4
   10.     Miscellaneous....................................................................................    5

To the Holders of Common Stock and of
American Depositary Shares of Empresa Nacional de Electricidad S.A.:

                                  INTRODUCTION

     The following information amends and supplements the U.S. Offer to Purchase, dated February 25, 1999 (the 'U.S. OFFER TO PURCHASE'), of Duke Energy International, L.L.C., a Delaware limited liability company (the 'PURCHASER') and a wholly-owned, indirect subsidiary of Duke Energy Corporation, a North Carolina Corporation ('DUKE'). Pursuant to this Supplement, the Purchaser is now offering to purchase for cash, as herein provided, shares of common stock, no par value (the 'SHARES') of Empresa Nacional de Electricidad S.A., a publicly-traded stock corporation under the laws of the Republic of Chile (the 'COMPANY' or 'ENDESA-CHILE'), plus a number of American Depositary Shares, each representing 30 Shares (the 'ADSs'), which Shares and ADSs represent in the aggregate, up to 602,828,970 Shares, at a price of Chilean pesos 275 per Share, net to the seller in cash and without interest thereon, and at a price of Chilean pesos 8,250 per ADS, net to the seller in cash and without interest thereon (the 'OFFER PRICE'), in each case upon the terms and subject to the conditions set forth in the U.S. Offer, as amended and supplemented by this Supplement, and in the related revised Form of Acceptance, revised ADS Letter of Transmittal and revised ADS Notice of Guaranteed Delivery (which, together with the U.S. Offer to Purchase and this Supplement, collectively constitute the 'U.S. OFFER'). Capitalized terms used and not defined herein have the meanings assigned to them in the Offer to Purchase.

     Concurrent with the U.S. Offer, Duke Energy Inversiones Uno Limitada, an affiliate of the Purchaser ('DUKE CHILE'), is making the Chilean Offer for 4,318,223,778 Shares. The aggregate number of Shares (including Shares represented by the ADSs) sought in the two Offers is 4,921,052,748 Shares (60% of the outstanding Shares).

     Except as otherwise set forth in this Supplement or in the revised Form of Acceptance, revised ADS Letter of Transmittal and revised ADS Notice of Guaranteed Delivery, the terms and conditions previously set forth in the U.S. Offer to Purchase remain applicable in all respects to the U.S. Offer, and this Supplement should be read in conjunction with the U.S. Offer to Purchase and the revised Form of Acceptance, revised ADS Letter of Transmittal and revised ADS Notice of Guaranteed Delivery.

     THE U.S. OFFER IS SUBJECT TO A NUMBER OF CONDITIONS, INCLUDING THE PURCHASE IN THE CHILEAN AUCTION BY DUKE CHILE OF AT LEAST 3,680,947,436 SHARES (THE 'AUCTION CONDITION'). THE U.S. OFFER IS SUBJECT TO OTHER CUSTOMARY TERMS AND CONDITIONS. PLEASE SEE SECTION 15 OF THE U.S. OFFER TO PURCHASE AND SECTION 7 OF THIS SUPPLEMENT.

     THE U.S. OFFER TO PURCHASE AND THIS SUPPLEMENT CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

1. AMENDED TERMS OF THE U.S. OFFER

     The Purchaser has increased the price per Share and per ADS to be paid pursuant to the U.S. Offer to Chilean pesos 275 per Share from Chilean pesos 250 per Share, net to the seller in cash and without interest thereon, and to Chilean pesos 8,250 per ADS from Chilean pesos 7,500 per ADS, net to the seller in cash and without interest thereon. The Purchaser has increased the aggregate number of Shares (including Shares represented by ADSs) to be purchased pursuant to the U.S. Offer to up to 602,828,970 from up to 501,947,400 Shares. Upon the terms and subject to the conditions of the U.S. Offer, the Purchaser will accept for payment (and thereby purchase) all Shares and ADSs that are validly tendered and not properly withdrawn in accordance with Section 5 of the U.S. Offer to Purchase prior to the Expiration Date. All shareholders whose Shares and ADSs are validly tendered and not properly withdrawn and accepted for payment pursuant to the U.S. Offer (including Shares and ADSs tendered prior to the date of this Supplement) will receive the increased Offer Price in respect of each Share and ADSs so tendered and accepted. The Expiration Date, as previously extended, will now expire at 12:00 midnight,

New York City time, on Thursday, April 29, 1999, unless the Purchaser, in accordance with the terms of the U.S. Offer, shall have extended the period of time during which the U.S. Offer is open, in which event the term 'EXPIRATION DATE' means the latest time and date at which the U.S. Offer, as so extended, expires. All references to the U.S. Offer and the Offer Price in this Supplement, the U.S. Offer to Purchase and any Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery are deemed to refer to the U.S. Offer as amended above and the foregoing increased Offer Price, respectively.

     This Supplement and the revised Form of Acceptance, the revised ADS Letter of Transmittal, the revised ADS Notice of Guaranteed Delivery and other relevant materials will be mailed to record holders of Shares and ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares and ADSs.

2. PROCEDURE FOR TENDERING SHARES AND ADSs

     Procedures for tendering Shares are set forth in Section 3 of the U.S. Offer to Purchase. These procedures are supplemented as follows:

     In order to facilitate tenders of Shares in the U.S. Offer, the Purchaser and the Receiving Agent have authorized Banchile Corredores de Bolsa ('BANCHILE') to accept tender of Shares (but not of ADSs) in the U.S. Offer on behalf of the Purchaser and the Receiving Agent at Banchile's offices located at Agustinas 975, 2nd Floor, Santiago, Chile.

     Non-Chilean holders of Shares who decide to tender their Shares in the U.S. Offer will have the option of effecting their tender either through the Receiving Agent, as originally provided in the U.S. Offer to Purchase, or through Banchile, by hand delivery only. A holder wishing to tender his/her Shares through Banchile, should complete and sign the revised (or the original) Form of Acceptance (or a copy thereof) in accordance with the instructions in such Form of Acceptance and hand deliver it together with the Titulo(s) evidencing the tendered Shares and all other documents required by the terms of the U.S. Offer to Banchile's offices at Agustinas 975, 2nd Floor, Santiago, during normal business hours and prior to the Expiration Date. Shares held in book-entry form may also be tendered through Banchile by submitting by hand to Banchile at Agustinas 975, 2nd Floor, Santiago, a completed revised (or original) Form of Acceptance together with (i) a letter to the DCV instructing the DCV to perform a book-entry transfer in favor of the Purchaser or its designee for such number of Shares as may be specified in the Traspaso that is included in the Form of Acceptance (which number, as indicated in Section 3 of the U.S. Offer to Purchase, should be left blank), (ii) the certificate issued by the DCV evidencing the number of Shares held in deposit with such facility and indicating that such Shares are free and clear of liens, pledges or encumbrances and (iii) all other documents required by the terms of the U.S. Offer.

     Tendering holders of Shares whose Shares are registered in their own name and who tender directly to Banchile (like those who tender directly to the Receiving Agent) will not be obligated to pay brokerage fees, commissions or stock transfer taxes on the sale of their Shares pursuant to the U.S. Offer.

     The Purchaser will pay all charges and expenses to Banchile incurred in connection with the U.S. Offer. Banchile is acting also as Dealer Manager in connection with the Chilean Offer and will act as Duke Chile's Broker in the Chilean Auction.

     Procedures for tendering ADSs are set forth in Section 4 of the U.S. Offer to Purchase. These procedures are modified as follows:

     The period by which holders using the Guaranteed Delivery procedure to tender ADSs in the U.S. Offer must deliver the ADRs for such ADSs (or a confirmation of a book-entry transfer of such ADSs into the Receiving Agent's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed revised or original ADS Letter of Transmittal (or facsimile thereof) with any required signature guarantee or an Agent's Message and any other documents required by the ADS Letter of Transmittal, to the Receiving Agent has been reduced to three NYSE trading days from five NYSE trading days, in each case, after the date of execution of the ADS Notice of Guaranteed Delivery.

     Tendering shareholders may continue to use the original Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery previously circulated with the U.S. Offer to Purchase, or the revised Form of Acceptance, revised ADS Letter of Transmittal and revised ADS Notice of Guaranteed Delivery circulated with this Supplement. While the original Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery refer only to the U.S. Offer to Purchase, shareholders using such document to tender their Shares or ADSs will nevertheless receive Chilean pesos 275 per Share, net to the seller in cash and without interest thereon for each Share, and Chilean pesos 8,250 per ADS, net to the seller and without interest thereon for each ADS, in each case validly tendered and not properly withdrawn and accepted for payment pursuant to the U.S. Offer, subject to the conditions of the U.S. Offer.

     SHAREHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN THEIR SHARES OR ADSs PURSUANT TO THE U.S. OFFER ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION TO RECEIVE, SUBJECT TO THE CONDITIONS OF THE U.S. OFFER, THE INCREASED OFFER PRICE OF CHILEAN PESOS 275 PER SHARE AND CHILEAN PESOS 8,250 PER ADS, IF THE SHARES OR ADSs ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE PURCHASER PURSUANT TO THE U.S. OFFER (EXCEPT SUCH ACTION AS MAY BE REQUIRED BY THE PROCEDURE FOR GUARANTEED DELIVERY IF SUCH PROCEDURE WAS UTILIZED).

3. PRICE RANGE OF THE SHARES AND ADSs; DIVIDENDS

     The discussion set forth in Section 7 of the U.S. Offer to Purchase is hereby supplemented as follows:

     As reported on the Santiago Stock Exchange: the high and low sales prices per Share for the quarterly period ended March 31, 1999 were Ch$250 and Ch$145, respectively, the high and low sales prices per Share for the current quarter through April 16, 1999 were Ch$257 and $219.11, respectively. On April 15, 1999, the last full day of trading prior to Duke's announcement that it had increased the Offer Price and the number of Shares sought in the Offers, the reported closing sales price of the Shares on the Santiago Stock Exchange was Ch$248.00 per share. HOLDERS OF SHARES ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     As reported on the New York Stock Exchange: the high and low sales price per ADS for the quarterly period ended March 31, 1999 were US$14 1/8 and U.S.$9, respectively, the high and low sales prices per ADS for the current quarter through April 16, 1999 were US$15 9/16 and $13 7/8, respectively. On April 15, 1999, the last full day of trading prior to Duke's announcement that it had increased the Offer Price and the number of Shares sought in the Offers, the reported closing sales price of the ADSs on the New York Stock Exchange was US$15 1/4 per ADS. HOLDERS OF ADSs ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE ADSs.

     On April 16, 1999, the Observed Exchange Rate was Ch$479.05 per US$1.00. Based on such exchange rate, the U.S. dollar equivalent of the U.S. Offer price of Ch$275 per Share was US$0.57 and the U.S. dollar equivalent of the U.S. Offer price of Ch$8,250 per ADS was US$17.22. Exchange rates are subject to fluctuation. The U.S. dollar payment for ADSs accepted for payment in the U.S. Offer will be based on the Observed Exchange Rate as in effect on the date of payment. HOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE U.S. DOLLAR-CHILEAN PESO EXCHANGE RATE.

4. SOURCES AND AMOUNT OF FUNDS

     The discussion set forth in Section 10 of the U.S. Offer to Purchase is hereby supplemented as follows:

     As a result of the increase in the U.S. Offer Price, the Purchaser estimates that the amount of funds required by the Purchaser and by Duke Chile to purchase the Shares and ADSs representing in the aggregate 4,921,052,748 Shares and to pay related fees and expenses is approximately $2.81 billion. To supplement the sources of funds described in the U.S. Offer to Purchase, Duke Capital and Nationsbank, N.A. have amended the commitment letter described in the U.S. Offer to Purchase to extend and increase the size of the facility referred to therein to $1.5 billion. In addition, Duke Capital has entered into various foreign exchange transactions with a number of financial institutions to purchase the Chilean pesos that the Purchaser and Duke Chile will require to pay for Shares in the Offers.

5. BACKGROUND OF THE OFFERS; PAST CONTRACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY

     The discussion set forth in Section 11 of the U.S. Offer to Purchase is hereby supplemented as follows:

     At a meeting of the Company's shareholders held on April 8, 1999 (the 'SHAREHOLDER MEETING'), the shareholders of the Company approved the Bylaw Amendments, which increase the percentage of Shares that a single shareholder (or group of shareholders) may beneficially own and vote in the Company from 26% to 65% of the outstanding Shares of the Company.

     Following the Shareholder Meeting, Duke announced that, provided that the other conditions to the Offers are satisfied or modified, it would hold the Chilean Auction on April 22, 1999, and that the Chilean Auction would be conducted on the Bolsa Electronica de Chile, the Electronic Stock Exchange, and not on the Santiago Stock Exchange as previously stated. Duke also announced that the Expiration Date of the U.S. Offer had been extended to 12:00 midnight, New York City time, on Friday, April 23, 1999.

     On April 11, 1999, as previously disclosed in Amendment No. 18 to the Purchaser's Tender Offer Statement on Schedule 14D-1, executives of the Purchaser and of Endesa-Spain (which on April 8, 1999 announced that it had successfully completed its tender offers for additional shares of Enersis) met to discuss the Duke Offers. At the meeting, the Purchaser conveyed to Endesa-Spain the reasons why the Purchaser believes that Endesa-Spain should cause Enersis to tender the Shares in the Company owned by Enersis in the Duke Offers, and discussed with Endesa-Spain Duke's vision for the continued growth and success of the Company. No agreements, arrangements or understandings were reached.

     On April 13, 1999, Endesa Spain announced that, through Enersis, it would commence tender offers (the 'ENERSIS OFFERS') in Chile and the United States to purchase up to 29.7% of the outstanding Shares of the Company at 305 Chilean pesos per share. The Enersis Offers contemplate the purchase of 25% of the outstanding Shares of the Company through an auction to be held on the Santiago Stock Exchange, originally scheduled to be held on April 22, 1999.

     On April 16, 1999, Duke announced that (i) it had increased the Offer Price to Chilean pesos 275 per Share, net to the seller in cash and without interest thereon, and to Chilean pesos 8,250 per ADS, net to the seller in cash and without interest thereon; (ii) that it had increased the aggregate number of Shares (including Shares represented by ADSs) to be purchased in the Offers to 4,921,052,748 Shares, representing 60% of Endesa Chile's outstanding Shares; and
(iii) that the Expiration Date of the U.S. Offer has been extended to 12:00 midnight, New York City time, on Thursday, April 29, 1999.

     On April 16, 1999, the SVS announced that it would require both Duke and Enersis to follow certain procedures in conducting their respective stock market auctions in Chile. Pursuant to the procedures established by the SVS, (i) neither Duke's Chilean Offer nor Enersis' Chilean Offer may be modified after 12:00 noon, local time, on April 20, 1999, (ii) shareholders of the Company desiring to tender Shares in Duke's Chilean Auction and/or in the Enersis remate will have until 12:00 noon, local time, on April 22, 1999, to tender their Shares, and (iii) each of Duke and Enersis will have until 12:00 noon, local time, on April 23, 1999, to declare either that it will conduct its respective remate on April 29, 1999, or that its Chilean offer has failed, in which case tendering holders in the failed offer will have until 12:00 noon, local time, on April 27, 1999, to tender their Shares in the other remate.

     On April 17, 1999, Duke announced that it agreed with and supported the SVS's decision to establish procedures for Duke Chile's and Enersis' competing Chilean offers and that it would fully comply with these requirements.

6. PURPOSE OF THE OFFERS; PLANS FOR THE COMPANY

     The first two sentences of the discussion set forth in Section 12 of the U.S. Offer to Purchase are hereby replaced with the following:

     The purpose of the Offers is to enable Duke to acquire control of, and a controlling equity interest in, the Company. Upon the purchase of the maximum number of Shares sought pursuant to the Offers, Duke would beneficially own 4,921,052,748 Shares, representing 60% of the outstanding Shares.

7. CERTAIN CONDITIONS TO THE U.S. OFFER

     The discussion set forth in Section 15 of the U.S. Offer to Purchase is hereby supplemented as follows:

     The Bylaw Amendment Condition to the U.S. Offer has been satisfied. Similarly, the condition requiring that a foreign investment contract between the Purchaser and the Republic of Chile with respect to the purchase of the Shares pursuant to the Offers by Duke and its affiliates shall have become effective, has been satisfied. The Auction Condition requiring that 3,680,947,436 Shares be purchased by the Purchaser in the Chilean Auction is hereby restated to require that at least 3,680,947,436 Shares be purchased by Duke Chile in the Chilean Auction. This change reflects the fact that such purchases will be made by Duke Chile and not by the Purchaser as previously stated in the U.S. Offer, and the increase in the maximum number of Shares that Duke Chile may purchase in the Chilean Auction.

8. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     The discussion set forth in Section 16 of the U.S. Offer to Purchase under the caption 'Antitrust and Regulatory Laws' is hereby supplemented as follows:

     Duke understands, based on reports in the Chilean press, that a petition has been filed by a local attorney with the CAA seeking to have Duke's Chilean Offer and the Enersis remate enjoined on the basis that the acquisition of control of the Company by Duke or Enersis would be anticompetitive. Duke believes, based on the advice of counsel, that insofar as the petition relates to Duke and the Duke Chile Chilean Auction, it is without merit.

9. FEES AND EXPENSES

     The Purchaser has retained Banchile Corredores de Bolsa to accept tenders of Shares (but not ADSs) in Chile in connection with the U.S. Offer. Banchile also is acting as Dealer Manager in connection with the Chilean Offer and will act as Duke Chile's broker in the Chilean Auction. Banchile will receive customary compensation for acting in the foregoing capacities and will be reimbursed for its out-of-pocket expenses incurred in connection with the U.S. Offer.

10. MISCELLANEOUS

     The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares of ADSs in any jurisdiction in which the making for the U.S. Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the U.S. Offer in any such jurisdiction and extend the U.S. Offer to holders of Shares and ADSs in such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR DUKE NOT CONTAINED IN THIS U.S. OFFER TO PURCHASE OR IN THE FORM OF ACCEPTANCE, ADS LETTER OF TRANSMITTAL OR ADS NOTICE OF GUARANTEED DELIVERY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

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     The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the U.S. Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 of the U.S. Offer to Purchase (except that such information will not be available at the regional offices of the Commission).

                                          DUKE ENERGY INTERNATIONAL, L.L.C.
                                          DUKE ENERGY CORPORATION

April 19, 1999

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     Facsimile copies of either the revised or the original Form of Acceptance and either the revised or the original ADS Letter of Transmittal, properly completed and duly signed, will be accepted. Completed Forms of Acceptance, accompanied by Titulo(s), a duly signed Traspaso with the number of Shares in blank and a power of attorney to complete the Traspaso and all other documents of title and transfer, should be delivered to the Receiving Agent at the addresses set forth below. The ADS Letter of Transmittal, ADRs for the ADSs and any other required documents should be sent by each holder of the ADSs or his or her broker, dealer, commercial bank, trust company or other nominee to the Receiving Agent at the addresses set forth below.

                   The Receiving Agent for the U.S. Offer is:

                        HARRIS TRUST COMPANY OF NEW YORK

              By Mail:                      Facsimile Transmission:            By Hand or Overnight Courier:
        Wall Street Station             (for Eligible Institutions Only)         88 Pine Street 19th Floor
           P.O. Box 1023                         (212) 701-7636                      New York, NY 10005
      New York, NY 10268-1023                    (212) 701-7637
                                              Confirmation of Fax:
                                                 (212) 701-7624

     Completed Forms of Acceptance, accompanied by Titulo(s), a duly signed Traspaso with the number of Shares in blank and a power of attorney to complete the Traspaso and all other documents of title and transfer, may also be delivered by hand to Banchile Corredores de Bolsa at Agustinas 975, 2nd Floor, Santiago de Chile.

     Questions or requests for assistance or additional copies of this Supplement, the U.S. Offer to Purchase, the revised Form of Acceptance, the revised ADS Letter of Transmittal and the revised ADS Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. A holder of Shares and/or ADSs also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

                  The Information Agent for the U.S. Offer is:

                        [Innisfree M&A Incorporated Logo]

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                Bankers and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll Free: (888) 750-5834

                   The Dealer Manager for the U.S. Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free: (800) 881-8320





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